As filed with the Securities and Exchange Commission on November 2, 1998
                           Registration No. 333-65593

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       __________________________________
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       __________________________________

                              SoftNet Systems, Inc.
             (Exact name of registrant as specified in its charter)

            NEW YORK                                  11-1817252
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                                520 Logue Avenue
                             Mountain View, CA 94043
                                 (650) 962-7470
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Dr. Lawrence B. Brilliant
                      Chief Executive Officer and President
                              SoftNet Systems, Inc.
                                520 Logue Avenue
                             Mountain View, CA 94043
                                 (650) 962-7470
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                       __________________________________
                       Copy to: Thomas W. Kellerman, Esq.
                              Two Embarcadero Place
                                 2200 Geng Road
                               Palo Alto, CA 94303
                                 (650) 424-0160
                       __________________________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                       __________________________________
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 2, 1998

                                   PROSPECTUS

                              SOFTNET SYSTEMS, INC.
                        4,240,000 Shares of Common Stock


          The shareholders of SoftNet Systems, Inc. listed on page 20 are offering and selling up to 4,240,000 shares of SoftNet Common Stock under this prospectus.

          One of the Selling Shareholders obtained its shares of SoftNet Common Stock upon conversion of SoftNet Series C or Series D Preferred Stock or upon exercise of warrants to purchase SoftNet Common Stock held by such Selling Shareholder. The other two Selling Shareholders obtained their shares upon exercise of warrants to purchase SoftNet Common Stock held by such Selling Shareholders.

          The Selling Shareholders may offer their SoftNet Common Stock through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. For a complete description of how the Selling Shareholders may distribute the SoftNet Common Stock under this Prospectus, please carefully read the section entitled "Plan of Distribution" beginning on page 23. SoftNet will not receive any of the proceeds from the sale of the SoftNet Common Stock by the Selling Shareholders.

          The SoftNet  Common  Stock is listed on the  American
 Stock Exchange under the symbol "SOF." On October 8, 1998, the last reported sales price of the SoftNet Common Stock on the American Stock Exchange was $7.375 per share.

                        _________________________________

          You  should  carefully   consider  the  risk  factors
 beginning on page 4 of this Prospectus before purchasing any of the SoftNet Common Stock being offered by the Selling
 Shareholders.

                        _________________________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is November 2, 1998.
                        _________________________________

The information presented in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                TABLE OF CONTENTS


                                                                                             Page

AVAILABLE INFORMATION..........................................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................3
RISK FACTORS...................................................................................4
         Limited Operating History of the Internet Services Division...........................4
         Unproven Business.....................................................................4
         Historical Losses; No Assurance of Profitability......................................5
         Fluctuations in Quarterly Results.....................................................5
         Dependence on Local Cable Operators and their Cable Infrastructure....................6
         Dependence on Exclusive Access to Cable Subscribers;
            Need for Aggressive Implementation and Deployment..................................7
         Substantial Future Capital Requirements...............................................7
         Management of Growth..................................................................7
         Non-Exclusivity of Cable Franchises; Non-Renewal or Termination of Franchises.........8
         Risk of Acquisition of Cable Affiliate by Unaffiliated Cable Operator.................8
         Dependence on Third Party Technology and Suppliers....................................8
         Competition...........................................................................9
         Unproven Network Scalability and Speed...............................................10
         Dependence on Network................................................................11
         Risk of System Failure...............................................................11
         Security Risks.......................................................................11
         Dependence on High-Quality Content Provision and Acceptance;
             Developing Market for High-Quality Content.......................................11
         Dependence on Advertising Revenues...................................................12
         Uncertain Acceptance and Maintenance of the ISP Channel Brand........................12
         Billing and Collections Risks........................................................12
         Dependence on the Growth and Evolution of the Internet...............................13
         Potential Liability for Defamatory or Indecent Content...............................13
         Potential Liability for Information Retrieved and Replicated.........................13
         Rapid Technological Change; Dependence on New Products and Services..................14
         Adverse Effect on MTC of Growth of Alternate Technologies............................15
         MTC Proprietary Technology; Risk of Third Party Claims of Infringement...............15
         Acquisition-Related Risks............................................................15
         Dependence on Key Personnel..........................................................16
         Government Regulation................................................................16
         Product Liability....................................................................17
         Risks Relating to MTC's International Operations.....................................17
         Shares Eligible for Future Sale; Potential for Dilution..............................17
         Failure to Sell the Telecommunications Division......................................18
         Absence of Dividends.................................................................18
         Volatility of Stock Price............................................................18
         Prospective Anti-Takeover Provisions.................................................19
         Year 2000 Issues.....................................................................19
USE OF PROCEEDS...............................................................................19
THE SELLING SHAREHOLDERS......................................................................19
         Description of Certain Provisions of the Preferred Stock.............................21
         Relationships with the Company.......................................................22
PLAN OF DISTRIBUTION..........................................................................23
EXPERT........................................................................................24


                              AVAILABLE INFORMATION

         You should rely only on the information contained in this Prospectus and incorporated by reference into this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of SoftNet Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the shares.

         In this Prospectus, the "Company," "SoftNet," "we," "us" and "our" refer to SoftNet Systems, Inc. In addition, we refer to our securities as follows:

o "Common Stock" refers to our common stock.
o "Series A Preferred Stock" refers to our Series A Convertible Preferred Stock.
o "Series B Preferred Stock" refers to our Series B Convertible Preferred Stock.
o "Series C Preferred Stock" refers to our Series C Convertible Preferred Stock.
o "Series D Preferred Stock" refers to our Series D Convertible Preferred Stock.
o "Preferred Stock" refers to our outstanding preferred stock, which includes the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus is part of a registration statement we filed with the SEC (Registration No. 333-65593). The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this
Prospectus, and information that we file with the SEC after the date of this Prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (File No. 1-5270). We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the Selling Shareholders sell all of the shares of Common Stock being registered or until such shares can be sold without being registered.

1.   Our Annual  Report on Form 10-K for the fiscal  year  ended  September  30,
     1997.

2.   Our Current Report on Form 8-K filed with the SEC on January 12, 1998.

3.   Our Proxy Statement on Schedule 14A filed with the SEC on January 28, 1998.

4.   Our Current Report on Form 8-K filed with the SEC on February 12, 1998.

5.   Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

6.   Our Current Report on Form 8-K filed with the SEC on April 24, 1998.

7.   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

8.   Our Current Report on Form 8-K filed with the SEC on June 1, 1998.

9.   Our Current Report on Form 8-K filed with the SEC on July 28, 1998.

10. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, as amended.

11.  Our Current Report on Form 8-K filed with the SEC on September 14, 1998.


         If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Mr. Steven M. Harris, Secretary, SoftNet Systems, Inc., 520 Logue Avenue, Mountain View, California 94043.


                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         This prospectus also contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.


Limited Operating History of the Internet Services Division

         We currently own two continuing businesses, Micrographic Technology Corporation ("MTC") and the Internet Services Division. We also own one discontinued business, the Telecommunications Division. We are seeking a buyer for the Telecommunications Division and we currently account for it as a discontinued operation. Our current growth strategy is to focus on substantial expansion of the Internet Services Division, which was acquired in June 1996. We have very limited operating history and experience in the Internet services business. Therefore, the successful expansion of our Internet Services Division will require strategic and operational implementations that differ from those historically employed in connection with our two other businesses. Consequently, we cannot assure our ability to develop or maintain strategies and business operations that will achieve positive cash flow and profitability for our Internet Services Division.


Unproven Business

         To be successful, we must, among other things, develop and market products and services that are widely accepted by consumers and businesses at prices that provide cash flow sufficient to meet our debt service, capital expenditure and working capital requirements. Recently, it has become feasible to offer Internet services over cable infrastructure on a broad scale. There are only a few companies offering such services. We recently launched our ISP Channel service in 17 cable franchise areas (all of which have revenue-paying subscribers) in the United States, and we cannot assure you that it will achieve broad consumer or commercial acceptance. The success of our ISP Channel service will depend upon the willingness of subscribers to pay the monthly fees and installation costs associated with the service and purchase or lease the equipment necessary to access the Internet. Currently, we have approximately 1000 subscribers to the ISP Channel service in these areas. Accordingly, we cannot predict whether our pricing model will prove to be viable, whether demand for our services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. If we do not achieve or sustain such pricing levels or if our services do not achieve or sustain broad market acceptance, then our business, financial condition, prospects and ability to repay our debts will be materially adversely affected.

Historical Losses; No Assurance of Profitability

         We have sustained substantial losses over the last five fiscal years. For the nine months ended June 30, 1998, we had net losses of $6.8 million and for the fiscal year ended September 30, 1997, we had net losses of $2.6 million. As of June 30, 1998, we had an accumulated stockholders' deficit of approximately $39 million. We expect to incur substantial additional losses and experience substantial negative cash flows as we expand our Internet Services Division. The costs of expansion will include expenses incurred in connection with:

o the deployment of infrastructure necessary to enable our cable affiliates to offer our services; o research and development of new product and service offerings; o the continued development of our direct and indirect selling and marketing efforts; and o any charges related to acquisitions, divestitures, business alliances or changing technologies.

         Therefore, you should consider our prospects in light of the risks, expenses and difficulties typically encountered by companies competing in new, rapidly evolving markets. We cannot assure you that we will ever achieve favorable operating results or profitability.


Fluctuations in Quarterly Results

         Our quarterly results have fluctuated and will likely continue to fluctuate significantly from quarter to quarter, especially as we implement a new strategic focus that will emphasize our Internet Services Division. In addition, we are seeking a buyer for our Telecommunications Division. As a result, we believe that period-to-period comparisons of our revenues and results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control.

         Factors that may affect the quarterly operating results attributable to our Internet Services Division include, among others:

o the rate at which we enter into agreements with cable operators and the exclusivity and term of such agreements the rate of subscription to our Internet services and the prices subscribers pay for such services;
o    subscriber churn rates;
o changes in the revenue sharing arrangements between us and our affiliated cable operators; o the ability of us and our cable affiliates to coordinate timely and effective marketing strategies; o the success of us and our cable affiliates in marketing the ISP Channel service to subscribers in such affiliates' local cable areas;
o    the quality of our cable affiliates' cable infrastructure;
o    the quality of customer and technical support;
o the rate at which the cable affiliates can complete the installations required to initiate service for new subscribers;
o the amount and timing of capital expenditures and other costs relating to the expansion of our Internet Services Division;
o the introduction of new Internet services by us or our competitors and customer acceptance of such services;
o    price competition or pricing changes in the Internet or cable industries;
o general economic conditions and economic conditions specific to the Internet and cable industries; and
o    changes in law and regulation.

         Factors that may affect the quarterly operating results attributable to MTC include, among others:

o    the size and timing of customer orders and subsequent shipments;
o    customer order deferrals in anticipation of new products and services;
o    timing of product introductions or enhancements by us or our competitors;

o    market acceptance of new products and services;
o    technological changes in the industry;
o    competitive pricing pressures;
o    accuracy of customer forecasts of end-user demand;
o    changes in the mix of products sold; and
o    quality control of products sold.

         Additional factors that may affect our quarterly operating results in general include, among others:

o    changes in our operating expenses;
o    personnel changes;
o    disruption in sources of supply;
o    capital spending;
o    delays of payments by customers; and
o    general economic conditions.

         We expect to continue extensive research and development activities and to evaluate new product and service opportunities. These activities will require our continued investment in research and development and sales and marketing, which could adversely affect our short-term results of operations. We believe that future revenue growth and profitability will depend in part on our ability to develop new products and services. Failure to increase revenues from new products and services, whether due to lack of market acceptance, competition, technological change or otherwise, would have a material adverse effect on our financial condition, prospects and ability to repay our debts.


Dependence on Local Cable Operators and their Cable Infrastructure

         Certain ISP Channel services are dependent on cable infrastructure quality. Cable system operators have announced and begun to implement major infrastructure investments to increase the capacity of their networks and deploy two-way capability. However, cable system operators have limited experience with implementing such upgrades, and these investments have placed a significant strain on the financial, managerial, operational and other resources of cable system operators, most of which are already significantly leveraged. Further, cable operators must periodically renew their franchises with city, county or state governments. As a condition of obtaining such renewal, they may have to meet certain conditions imposed by the issuing jurisdiction. These conditions may cause the cable operator to delay such upgrades. Our contracts with cable affiliates typically range from three to five years, and we cannot assure that such contracts will be renewed. Moreover, even if such contracts are renewed, we cannot assure that such renewal will be on satisfactory terms. In addition, cable operators are primarily concerned with increasing television programming capacity to compete with other modes of multichannel entertainment delivery systems such as direct broadcast satellite. Consequently, cable operators may choose not to upgrade their network infrastructures. Instead, they may roll-out incompatible set-top boxes that do not support high-speed Internet access services. Thus, such upgrades have been, and we expect will continue to be, subject to change, delay or cancellation. Cable operators' failure to complete these upgrades in a timely and satisfactory manner, or at all, would adversely affect the market for our products in any such operators' franchise area. If repeated on a broad scale, such failures could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

         We provide Internet services to cable systems irrespective of their two-way capabilities. In some circumstances, we provide Internet services over cable systems to homes with a telephone line return path for data from the home (under a "one-way" cable system). Therefore, in those circumstances, our services may not provide the high speed access, quality of experience and availability of certain applications, such as video conferencing, necessary to attract and retain subscribers to the ISP Channel service. Subscribers using a telephone line return path will experience the upstream data transmission speeds provided by their analog modems (typically 28.8 Kbps). It is not clear what impact the lack of two-way capability will have on penetration levels for the ISP Channel.

         Because subscribers to the ISP Channel must subscribe through a cable affiliate, the cable affiliate (and not the Company) will substantially control the customer relationship with the subscriber. For example, under our existing contracts, cable affiliates are responsible for important functions, such as billing for and collecting ISP Channel subscription fees and providing the labor and costs associated with distribution of local marketing materials. Therefore, in addition to general economic conditions, market conditions and factors relating to Internet service providers and on-line services specifically, our success and future business growth will also be subject to economic and other factors effecting cable affiliates in general.


Dependence on Exclusive Access to Cable Subscribers; Need for Aggressive Implementation and Deployment

         The success of our Internet Services Division is dependent, in part, on our ability to gain exclusive access to cable consumers. This exclusivity is a function of cable operators' dominance within their geographic markets and our exclusive relationship with such cable operators. We cannot assure that affiliated cable operators will not face competition in the future or that we will be able to establish and maintain exclusive relationships with cable operators. Currently, a number of our contracts with cable operators do not contain exclusivity provisions. Even if we are able to establish and maintain exclusive relationships with cable operators, we cannot assure the ability to do so on favorable terms or in sufficient quantities to be profitable. In addition, we are seeking affiliations with a large number of cable operators as quickly as possible because we will be excluded from providing Internet over cable in those areas served by cable operators with exclusive arrangements with other Internet service providers. If the exclusive relationship between either us and our cable affiliates or our cable affiliates and their cable subscribers is impaired, or if we do not become affiliated with a sufficient number of cable operators, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.


Substantial Future Capital Requirements

         The development of our business will require substantial capital infusions as a result of (1) our need to enhance and expand product and service offerings to maintain our competitive position and increase market share and (2) the substantial investment in equipment and corporate infrastructure required by the continued national deployment of the ISP Channel. In addition, we anticipate that the majority of cable affiliates with one-way cable systems will eventually upgrade their cable infrastructure to two-way cable systems, at which time we will have to upgrade our equipment on any affected cable system to handle two-way transmissions. Whether or when we ultimately achieve cash flow levels sufficient to support our operations, development of new products and services, and expansion of our Internet Services Division, cannot be predicted accurately. Unless such cash flow levels are achieved, we will require additional borrowings, the sale of debt or equity securities, the sale of assets or businesses, or some combination thereof, to provide funding for operations. In the event that we cannot generate sufficient cash flow from operations, or are unable to borrow or otherwise obtain additional funds on favorable terms to finance operations when needed, our business, financial condition, prospects and ability to repay our debts would be materially adversely affected.


Management of Growth

         To fully  exploit the market for our  products  and  services,  we must rapidly execute our sales strategy while managing anticipated growth by implementing effective planning and operating processes. To manage our anticipated growth, we must, among other things:

o continue to implement and improve our operational, financial and management information systems,
o    hire and train additional qualified personnel,
o    continue to expand and upgrade core technologies and
o effectively manage multiple relationships with various customers, suppliers and other third parties.

         Consequently, such expansion could place a significant strain on our services and support operations, sales and administrative personnel and other resources. We may, in the future, also experience difficulties meeting demand for our products and services. Additionally, if we are unable to provide training and support for our products, the implementation process will be longer and customer satisfaction may be lower. We cannot assure that our systems, procedures or controls will be adequate to support our operations or that management will be able to fully exploit the market for our products and services. Our failure to manage growth effectively could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Non-Exclusivity of Cable Franchises; Non-Renewal or Termination of Franchises

         Cable television companies operate under non-exclusive franchises granted by local or state authorities that are subject to renewal and renegotiation from time to time. A franchise is generally granted for a fixed term ranging from five to 15 years, but in many cases the franchise is terminable if the franchisee fails to comply with the material provisions of the franchise. The Cable Television Consumer Protection and Competition Act of 1992 prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. This Act also permits municipal authorities to operate cable television systems in their communities without franchises. We cannot assure that cable television companies having contracts with us will retain or renew their franchises. Non-renewal or termination of any such franchises would result in the termination of our contract with the applicable cable operator. If an affiliated cable operator were to lose its franchise, we would seek to affiliate with the successor to the franchisee. We cannot, however, assure an affiliation with such successor or that such affiliation would result in no additional costs to us. If we cannot affiliate with replacement cable operators, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

Risk of Acquisition of Cable Affiliate by Unaffiliated Cable Operator

         We believe it is highly unlikely that a cable operator will find it desirable, economically or otherwise, to devote the channel capacity necessary to offer Internet services to subscribers via more than one provider. However, under many of our initial contracts, in the event a cable affiliate is acquired by an unaffiliated cable operator that already has a relationship with one of our competitors or chooses not to enter into a contract with us, we may lose our ability to offer Internet services in the area served by such former cable affiliate. Such a loss could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Dependence on Third Party Technology and Suppliers

         The markets for the products and services we use are characterized by the following:

o    intense competition;
o    rapid technological advances;
o    evolving industry standards;
o    changes in subscriber requirements;
o    frequent new product introductions and enhancements;
o    rapidly evolving; and
o    multiple alternative service offerings.

Because of these factors, we must rely upon third parties to develop and introduce technologies that enhance our current product and service offerings. Reliance on third parties enables us to develop and introduce our own products and services on a timely and cost-effective basis to meet changing customer needs and technological trends in our industries. If our relationship with such third parties is impaired or terminated, then we would have to find other developers on a timely basis or develop our own technology. We cannot predict whether we will be able to obtain the third party technology necessary for continued development and introduction of new and enhanced products and services. In addition, we cannot predict whether we will obtain third party technology on commercially reasonable terms or replace third party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of our products or services. The absence of or any significant delay in the replacement of third party technology would have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

         In addition, both the Internet Services Division and MTC currently depend on a limited number of suppliers for certain key products and services. In particular, the Internet Services Division depends on Excite, Inc. for national content aggregation, 3Com Corporation and Com21, Inc. for headend and cable modem equipment, Cisco Systems, Inc. for specific network routing and switching equipment, and, among others, MCI Communications Corporation ("MCI") for national Internet backbone services. Certain of our cable modem and headend equipment suppliers are in litigation over their patents. We could experience disruptions in the delivery or increases in the prices of products and services purchased from vendors as a result of intellectual property litigation. We cannot predict whether delays in key components or product deliveries will occur in the future due to shortages resulting from the limited number of suppliers, the financial or other difficulties of such suppliers or the possible limited availability in the suppliers' underlying raw materials. In addition, we may not have adequate remedies against such third parties as a result of breaches of their agreements with us. The inability to obtain sufficient key components or to develop alternative sources for such components could result in delays or reductions in product shipments. If that were to happen, it could have a material adverse effect on our customer relationships, business, financial condition, prospects and ability to repay our debts.

         Certain key products that we resell are currently contracted exclusively for distribution in certain markets we are in. For instance, the Telecommunications Division currently maintains an exclusive contract with Executone Information Systems, Inc. ("Executone") for the resale of Executone's products in certain specified markets. For the fiscal year ended September 30, 1997, such products accounted for approximately 30% of the Telecommunications Division's revenues and 13% of our total revenues. Any change in the exclusivity provisions of these types of contracts, or loss thereof, could have a materially adverse effect on our business, financial condition, prospects and ability to repay our debts.


Competition

         The markets for our products and services are intensely competitive, and we expect competition to increase in the future. Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or on-line content than we can. We cannot predict whether we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect the Company's business, financial condition, prospects or ability to repay its debts. Any increase in competition could reduce our gross margins, require increased spending by us on research and development and sales and marketing, and otherwise materially adversely affect our business, financial condition, prospects and ability to repay our debts.

         Internet Services. In the cable-based segment of the Internet access industry, we compete with other cable-based data services that are seeking to contract with cable system operators. These competitors include (1) systems integrators such as Convergence.com, Online System Services, HSAnet and Frontier Communications' Global Center business, and (2) Internet Service Providers ("ISPs") such as Earthlink Network, Inc. ("Earthlink"), MindSpring Enterprises, Inc., and IDT Corporation. Several cable system operators have deployed high-speed Internet access services over their existing local hybrid fiber and coaxial cable networks. The largest of these cable system operators are CableVision Systems Corporation, Comcast Corporation ("Comcast"), Cox Enterprise, Inc. ("Cox"), MediaOne Group, Inc., Tele-Communications, Inc. ("TCI") and Time Warner Inc. ("Time Warner"). TCI, Cox and Comcast market through At Home Corporation ("@Home") while Time Warner plans to market the RoadRunner service through Time Warner's own cable systems as well as to other cable system operators nationwide.

         Some of our most direct competitors in the access markets are telephony-based access providers, including incumbent local exchange carriers, national interexchange or long distance carriers, fiber-based competitive local exchange carriers, ISPs, online service providers ("OSPs"), wireless and satellite data service providers, and competitive local exchange carriers that use digital subscriber line technologies. Some of these competitors are among the largest companies in the country, including AT&T Corp and WorldCom, Inc. Other competitors include BBN Corporation, Earthlink, Netcom Online Communications Services, Inc., Concentric Network, and PSInet Inc. Internet access via the existing telephone infrastructure is widely available and inexpensive, and barriers to entry are low. The result is a highly competitive and fragmented market.

         Some of our potential competitors are offering diversified packages of telecommunications services to residential customers. If these companies bundle Internet access service with other telecommunications services, then we would be at a competitive disadvantage. Many of these companies are offering (or may soon offer) technologies that will attempt to compete with some or all of our Internet data service offerings. The bases of competition in these markets include transmission speed, reliability of service, ease of access, ratio of price to performance, ease of use, content quality, quality of presentation, timeliness of content, customer support, brand recognition, operating experience and revenue sharing.

         In addition, the market for high-speed data transmission services is characterized by several competing technologies that offer alternative solutions. Competitive technologies include telecom-related wireline technologies, such as integrated services digital network and digital subscriber line implementations, and wireless technologies such as local multipoint distribution service, multichannel multipoint distribution service and direct broadcast satellite. Our prospects may be impaired by Federal Communications Commission ("FCC") rules and regulations, which are designed, at least in part, to increase competition in video and related services. The FCC has also created a General Wireless Communications Service ("GWCS") in which licensees are afforded broad latitude in defining the nature and service area of the communications services they offer. The full impact of the GWCS remains to be seen. Nevertheless, all of these new technologies pose potential competition to us and our business. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for our services if such alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages over cable solutions. Competition from telecom-related solutions is expected to be intense.

         We cannot predict whether and to what extent technological developments will have a material adverse effect on our competitive position. The rapid development of new competing technologies and standards increases the risk that current or new competitors could develop products and services that would reduce the competitiveness of our products and services. If that were to happen, it could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

         Document Management. In the document management industry, we compete on the basis of breadth of offering, cost, flexibility and customer service. We have two direct worldwide competitors to our hardware products: Agfa AG in Europe and Anacomp, Inc. in North America. Indirect competitors include International Business Machines Corp., Fuji Photo Film Co., Ltd., Mobius Management Systems, Inc., Storage Technology and others. In most cases, our competitors have longer operating histories, greater name recognition, and significantly greater financial, technical and marketing resources. While we are not aware of any direct competitors to our software product offerings, the industry is rapidly evolving and we may face significant competition in the future.

Unproven Network Scalability and Speed

         Because of the limited deployment of our ISP Channel service, our ability to connect and manage a substantial number of on-line subscribers at high transmission speeds is as yet unknown. In addition, we face risks related to our ability to scale up to expected subscriber levels while maintaining superior performance. While peak downstream data transmission speeds across cable infrastructure approaches 3 megabits per second ("Mbps") in each 6 MHz channel, the actual downstream data transmission speeds are likely to be significantly slower and will depend on a variety of factors, including:

o    type and location of content;
o    Internet traffic;
o    the number of active subscribers on a given cable network node;
o the number of 6 MHz channels allocated by the cable affiliate (in its discretion) to carry the Company's service; and o the capability of cable modems used and the service quality of the cable affiliates' cable infrastructures.

         As subscriber penetration increases, it may be necessary for our cable affiliates to add additional 6 MHz channels in order to maintain adequate downstream data transmission speeds. These additions would render such channels unavailable to such cable affiliates for video or other programming. We cannot assure you that our cable affiliates will provide additional capacity for this purpose. On two-way cable systems, the upstream transmission data channel is located in a range not used for broadcast by traditional cable infrastructures and is more susceptible to interference than the downstream channel, resulting in a slower peak upstream transmission speed. In addition to the factors affecting downstream data transmission speeds, the interference level in the cable affiliates' upstream data broadcast range can materially affect actual upstream data transmission speeds. The actual data delivery speeds realized by subscribers will be significantly lower than peak data transmission speeds and will vary depending on the subscriber's hardware, operating system and software configurations. We cannot assure our ability to achieve or maintain data transmission speeds high enough to enable us to attract and retain our planned numbers of subscribers, especially as the number of subscribers to our services grows. Consequently, a perceived or actual failure by us to achieve or maintain high speed data transmission could significantly reduce consumer demand for our services and have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Dependence on Network

         Our success will depend upon the capacity, reliability and security of the infrastructure used to carry data between our subscribers and the Internet. A significant portion of such infrastructure is owned by third parties, and accordingly we have no control over its quality and maintenance. We rely on cable operators to maintain their cable infrastructure. In addition, we rely on other third parties to provide a connection from the cable infrastructure to the Internet. Currently, we have transit agreements with MCI, MFS, Sprint Communications Company, and others to support the exchange of traffic between the Company's network operations center, cable infrastructure and the Internet. The failure of the Internet backbone, the network operations center, or any other link in the delivery chain resulting in an interruption of our operations would have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.


Risk of System Failure

         Our operations are dependent upon our ability to support a highly complex infrastructure and avoid damages from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of any one of these events could cause interruptions in the services we provide. In addition, the failure of an incumbent local exchange carrier or other service provider to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.


Security Risks

         Despite implementation of security measures, our networks or those of our cable affiliates may be vulnerable to unauthorized access, computer viruses and other disruptive problems. ISPs and OSPs have experienced in the past, and may experience in the future, interruptions in service as a result of the accidental or intentional actions of Internet users. Unauthorized access by current and former employees or others could also potentially jeopardize the security of confidential information stored in our computer systems and those of our subscribers. Such events may result in our liability to our subscribers and may also deter potential subscribers. Although we intend to continue implementation of industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that measures implemented by us will not be circumvented in the future. Moreover, we have no control over the security measures our cable affiliates adopt. Eliminating computer viruses and alleviating other security problems may cause our subscribers delays due to interruptions or cessation of service. Such delays could have a material adverse effect on our business, financial condition, prospects and ability to repay debts. In addition, the threat of these and other security risks may deter potential ISP Channel subscribers from purchasing the ISP Channel service. This could also have a material adverse effect on our business, financial condition, prospects and ability to repay debts.


Dependence on High-Quality Content Provision and Acceptance; Developing Market for High-Quality Content

         A key component of our strategy is to provide Internet users a more compelling interactive experience than the one currently available to customers of dial-up ISPs and OSPs. We believe that, in addition to providing high-speed, high-performance Internet access, we must also develop and aggregate high-quality multimedia content. Our success in providing and aggregating such content will depend in part on our ability to develop a customer base large enough to justify investments in the development of such content. Such success will also depend on (1) the ability of content providers to create and support high-quality multimedia content and (2) our ability to aggregate content offerings in a manner subscribers find attractive. We cannot assure you that we will be successful in these endeavors. In addition, the market for high-quality multimedia Internet content has only recently begun to develop and is rapidly evolving, and there is significant competition among ISPs and OSPs for aggregating such content. If the market fails to develop, or develops more slowly than expected, or if competition increases, or if our content offerings do not achieve or sustain market acceptance, our business, financial condition, prospects and ability to repay our debts will be materially adversely affected.

Dependence on Advertising Revenues

         The success of our Internet Services Division depends in part on our ability to entice advertisers to advertise through the ISP Channel. We expect to derive significant revenues from advertisements placed on co-branded and ISP Channel web pages and "click through" revenues from products and services purchased through links from the ISP Channel to vendors. We believe that we can leverage the ISP Channel to provide information to advertisers to help them better target prospective customers. Nonetheless, we cannot assure you that advertisers will find such information useful or will choose to advertise through the ISP Channel. Therefore, we cannot assure you that we will be able to attract advertising revenues in quantities and at rates that are satisfactory to us. The failure to do so could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.


Uncertain Acceptance and Maintenance of the ISP Channel Brand

         We believe that establishing and maintaining the ISP Channel brand are critical to attract and expand our subscriber base. Promotion of the ISP Channel brand will depend on several factors, including: (1) our success in providing high-speed, high-quality consumer and business Internet products, services and content, (2) the marketing efforts of our cable affiliates and (3) the reliability of our cable affiliates' networks and services. We cannot assure you that any of these factors will be achieved. We have little control over our cable affiliates' marketing efforts or the reliability of their networks and services.

         If consumers and businesses do not perceive our existing products and services as high quality or we introduce new products or services or enter into new business ventures that are not favorably received by consumers and businesses, then we will be unsuccessful in promoting and maintaining our brand. In addition, to the extent that we direct our marketing efforts to geographic areas where the ISP Channel service is unavailable, we risk frustrating potential subscribers who are unable to access our products and services.

         Furthermore, we may need to devote substantial resources to create and maintain a distinct brand loyalty among customers to attract and retain subscribers and to promote and maintain the ISP Channel brand in a very competitive market. If we are unsuccessful in establishing or maintaining the ISP Channel brand or if we incur excessive expenses in promoting and maintaining our brand, our business, financial condition, prospects and ability to repay our debts would be materially adversely affected.


Billing and Collections Risks

         We have recently begun the process of designing and implementing our billing and collections system for the Internet Services Division. We intend to bill for these services over the Internet and, in most cases, to collect these invoices through payments received via the Internet. Such invoices and payments have security risks. Given the complexities of such a system, we cannot assure you that we will be successful in developing and implementing the system in a timely manner or that we will be able to scale the system quickly and efficiently if the number of subscribers requiring such a billing format increases. In some circumstances, our cable affiliates are responsible for billing and collection for our Internet access services. In these instances, we have little or no control over the accuracy and timeliness of the invoices or over collection efforts.

         Given our relatively limited history with billing and collection for Internet services, we cannot predict the extent to which we may experience bad debts or our ability to minimize such bad debts. If we encounter significant problems with our billing and collections process, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

Dependence on the Growth and Evolution of the Internet

         Market acceptance of our Internet services substantially depends upon the growth and evolution of the Internet in ways that are best suited for our products and services. High-speed cable-based Internet access is of greatest value to consumers of multimedia and other bandwidth-intensive content. The nature of the content available over the Internet and the technologies available to access that content are evolving rapidly, and thus, we cannot assure you that those applications most favorable to our services and technology will be widely accepted by the marketplace.

         Because the number of Internet users and level of use continue to grow significantly, we cannot assure you that the Internet infrastructure will be able to support this increased demand or that the performance or reliability of the Internet will not be adversely affected. The Internet could lose its commercial viability due to delays in the development or adoption of new standards to handle increased levels of Internet activity. In addition, we cannot assure you that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed. In particular, the Internet has only recently become a medium for advertising and electronic commerce. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.


Potential Liability for Defamatory or Indecent Content

         The law relating to liability of ISPs and OSPs for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and indecent materials. Congress has attempted to impose such liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an OSP could be found liable for defamatory matter provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Because of the potential liability for materials carried on or disseminated through our systems, we may have to implement measures to reduce our exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain products or services. Any imposition of liability on our company for information carried on the Internet could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.


Potential Liability for Information Retrieved and Replicated

         Because subscribers download and redistribute materials which are cached or replicated by us in connection with our Internet services, claims could be made against us or our cable affiliates under both U.S. and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. You should know that these types of claims have been successfully brought against OSPs. In particular, copyright and trademark laws are evolving both domestically and internationally, and it is uncertain how broadly the rights provided under these laws will be applied to on-line environments. It is impossible for us to determine who the potential rights holders may be with respect to all materials available through our services. In addition, a number of third-party owners of patents have claimed to hold patents that cover various forms of on-line transactions or on-line technology. As with other OSPs, patent claims could be asserted against us based upon our services or technologies. Our liability insurance may not cover these types of potential claims or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Rapid Technological Change; Dependence on New Products and Services

         Our future development efforts may not result in commercially successful products or our products and services may be rendered obsolete by changing technology, new industry standards or new product announcements by competitors. The markets for all of our products and services are characterized by:

o    intense competition;
o    rapid technological advances;
o    evolving industry standards;
o    changes in subscriber requirements;
o    frequent new product introductions and enhancements; and
o    rapidly evolving alternative service offerings.

         For example, we expect digital set-top boxes capable of supporting high-speed Internet access services to be commercially available in the next 18 months. Although the widespread availability of set-top boxes could increase the demand for our Internet Service, the demand for set-top boxes may never reach the level we and industry experts have estimated. Even if set-top boxes do reach this level of popularity, we cannot assure you we will be able to capitalize on such demand. If this scenario occurs or if other technologies or standards applicable to our products or services become obsolete or fail to gain widespread commercial acceptance, then our business, financial condition, prospects and ability to repay our debts will be materially adversely affected.

         The introduction of products or services embodying, or purporting to embody, new technology or the emergence of new industry standards could also render our existing products and services, as well as products or services under development, obsolete and unmarketable. Internet, telecommunications and cable technologies are evolving rapidly. Many large corporations, including large telecommunications providers, Regional Bell Operating Companies ("RBOCs") and telecommunications equipment providers, as well as large cable system operators, regularly announce new and planned technologies and service offerings that could impact the market for our services. These announcements can delay purchasing decisions by our customers and confuse the marketplace regarding available alternatives. Such announcements could, in the future, adversely impact our business, financial condition, prospects and ability to repay our debts.

         Our ability to adapt to changes in technology and industry standards, and to develop and introduce new and enhanced products and service offerings will determine whether we can maintain or improve our competitive position and our prospects for growth. However, the following factors may hinder our efforts to introduce and sell new products and services:

o    rapid  technological   changes  in  the  Internet  and   telecommunications
     industries;
o    the lengthy product approval and purchase process of our customers; and
o our reliance on third party technology for the development of new products and services.

         In addition, we cannot assure you that we will have the financial and manufacturing resources necessary to continue successful development of new products or services based on emerging technologies. Moreover, due to intense competition, there may be a time-limited market opportunity for our cable-based consumer and business Internet services. Our services may not achieve widespread acceptance before competitors offer products and services with speed and performance similar to our current offerings. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, cable-based or otherwise, could require substantial and costly modifications to our equipment, products and services and could fundamentally alter the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

         The technology underlying our capital equipment, such as headends and cable modems, continues to evolve and, accordingly, our equipment could become out-of-date or obsolete prior to the time we originally intended to replace it. If this occurs, we may need to purchase substantial amounts of new capital equipment, which could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Adverse Effect on MTC of Growth of Alternate Technologies

         Revenues for MTC's products and services have been adversely affected in recent years, and could be substantially adversely affected by the increasing use of digital technology in the future. MTC's revenues, after taking into account the discontinuation of the Telecommunications Division, have represented substantially all of our revenues for the past several years.

         The effect of digital and other technologies on the demand for MTC's products and services depends, in part, on the extent of technological advances and cost decreases in such technologies. The recent trend of technological advances and accompanying price declines in digital systems and products is expected to continue. As a result, some potential MTC customers have deferred, and may continue to defer, investments in MTC systems while evaluating the abilities of digital and other technologies.

         Continued development of local area computer networks and similar systems based on digital technologies has led to many MTC customers changing their use of MTC products from data storage and retrieval to primarily archival use. The rapidly changing data storage and management industry has led to intense price competition in certain of MTC's markets. Therefore, the decline in the market for Computer Output to Microfilm ("COM") services, the high fixed costs and declining market for COM systems and the corresponding reduction in equipment and supplies have, and we expect will continue to, adversely impact our business. Our revenues for maintenance of COM systems have declined in part because of efficiencies associated with our systems and could decline further in the event of lesser use and fewer sales of COM systems. The growth of alternate technologies has created consolidation in the micrographics industry. To the extent consolidation in the micrographics industry has caused major providers of micrographics services and products to cease providing such services and products, the negative trends in the industry, such as competition from alternate technologies described above, may accelerate.


MTC Proprietary Technology; Risk of Third Party Claims of Infringement

         An increasing number of patents and frequent litigation based on allegations of patent and other intellectual property infringement characterize the industry in which MTC operates. To develop and maintain its competitive position, MTC relies primarily upon the technical expertise and creative skills of its personnel, confidentiality agreements and, to some degree, patents and copyrights that it owns or has license rights to use. We cannot assure you that such confidentiality or licensing agreements will not be breached, that others may not infringe upon such patents or licenses, or that we would have adequate remedies for any such breach or infringement. In addition, we cannot assure you that patents issued to or licensed by us will not be challenged or circumvented by competitors or be found to be sufficiently broad to protect our technology or to provide us with any competitive advantage. Moreover, we may be materially adversely affected if our competitors independently develop substantially equivalent technology. Further, any litigation, either on behalf of or against us, relating to such confidentiality or licensing agreements, patents or copyrights, regardless of outcome, could be costly and could divert the efforts of our management. Therefore, any infringement claim or other litigation against or initiated by us could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.


Acquisition-Related Risks

         We may acquire other businesses that we believe will complement our existing business. We cannot predict if or when any prospective acquisitions will occur or the likelihood that they will be completed on favorable terms.

         Acquiring a business involves many risks, including:

o    difficulty assimilating the acquired operations and personnel;
o potential disruption of our ongoing business and diversion of resources and management time;
o possible inability of management to maintain uniform standards, controls, procedures and policies;
o risks of entering markets in which we have little or no direct prior experience;
o potential impairment of relationships with employees or customers as a result of changes in management.

         We cannot assure that we will make any acquisitions or that we will be able to obtain additional financing for such acquisitions, if necessary. If any acquisitions are made, we cannot assure that we will be able to successfully integrate the acquired business into our operations or that the acquired business will perform as expected.


Dependence on Key Personnel

         Our success depends, in large part, on our ability to attract and retain qualified technical, marketing, sales and management personnel. With the expansion of our Internet Services Division, we are currently seeking new employees. However, competition for such personnel is intense in our business, and thus, we may be unsuccessful in our hiring efforts. To launch our ISP Channel concept on a large-scale basis, we have recently assembled a new management team, most of whom have been with us for less than six months. The loss of any member of the new team, or failure to attract or retain other key employees, could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.


Government Regulation

         Currently, neither the FCC nor any other federal or state communications regulatory agency directly regulates our services. However, any changes in law or regulation relating to Internet connectivity and telecommunications markets could affect the nature, scope and prices of our services. Such changes include those that directly or indirectly affect costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies.

         For example, proceedings are pending at the FCC to determine whether, and to what extent, ISPs should be considered "telecommunications carriers" and, if so, whether they should be required to contribute to the Universal Service Fund. Although the FCC has decided for the moment that ISPs are not telecommunications carriers, that decision is not yet final and is being challenged by various parties, including the RBOCs. Some members of Congress have also challenged the FCC's conclusion. Congressional dissatisfaction with the FCC's conclusions could lead to further changes to the FCC's governing law. We cannot predict the impact, if any, that future legal or regulatory changes might have on our business.

         In addition, regulation of cable television may affect the speed at which our cable affiliates upgrade their cable infrastructures to two-way hybrid fiber coaxial cable. Currently, our cable affiliates have generally elected to classify the distribution of our services as "additional cable services" under their respective franchise agreements, and accordingly pay franchise fees. However, the election by cable operators to classify Internet access as an additional cable service may be challenged before the FCC, the courts or Congress, and any change in the classification of service could have a potentially adverse impact on our company.

         Another possible risk is that local franchise authorities may subject the cable affiliates to higher or additional franchise fees or taxes or otherwise require them to obtain additional franchises in connection with distribution of our services. There are thousands of franchise authorities in the United States alone, and thus it will be difficult or impossible for us or our cable affiliates to operate under a unified set of franchise requirements. If the FCC or another governmental agency classifies cable system operators as "common carriers" or "telecommunications carriers" because they provide Internet services, or if cable system operators themselves seek such classification as a means of limiting their liability, we could lose our rights as the exclusive ISP for some of our cable affiliates. In addition, if we or our cable affiliates are classified as common carriers, we could be subject to government-regulated tariff schedules for the amounts we charge for our services. To the extent we increase the number of foreign jurisdictions in which we offer our services, we will be subject to further governmental regulation.

         In addition, we obtain some of the components for our products and services from foreign suppliers which may be subject to tariffs, duties and other import restrictions. Any changes in law or regulation including those discussed above, whether in the United States or elsewhere, could materially adversely affect our business, financial condition, prospects and ability to repay our debts.

Product Liability

         Our customers use our products, such as those sold by MTC, to provide information relating to their business operations and information used in other critical applications. If any of our products failed to provide accurate and timely information, our customers may bring claims against us. We cannot assure you that our insurance coverage would adequately cover any claim asserted against us. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts. Even unsuccessful claims could result in the expenditure of funds in litigation, management time and resources. We cannot assure you that we will not be subject to product liability claims, that such claims will not result in liability in excess of our insurance coverage or that our insurance will cover such claims or that appropriate insurance will continue to be available to us in the future at commercially reasonable rates.


Risks Relating to MTC's International Operations

         After taking into account discontinued operations, sales outside of the United States accounted for approximately 22% of our total revenues for the fiscal year ending September 30, 1997 and 27% of our total revenues for the fiscal year ending September 30, 1996. These sale are attributable solely to MTC. Further development of foreign distribution channels for MTC's products and services could require a significant investment, which could adversely affect short-term results of operations. We believe that our future revenue growth and profitability in the foreign markets will principally depend on our success in developing new distribution channels. Failure to increase revenues from the introduction of new products and services to these markets could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

         Because of its export sales, MTC is subject to the risks of conducting business internationally, including:

o unexpected changes in regulatory requirements (including the regulation of Internet access);
o uncertainty regarding liability for information retrieved and replicated in foreign institutions;
o foreign currency fluctuations which could result in reduced revenues or increased operating expenses;
o potential inadequacy of the laws of some foreign countries to protect our intellectual property;
o    tariffs and trade barriers;
o    potentially longer payment cycles;
o    difficulty in accounts receivable collection;
o    foreign taxes;
o    burdens of complying  with a variety of foreign  laws and trade  standards;
     and
o general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships.

      Thus, we cannot assure you that the risks associated with MTC's international operations will not materially adversely affect our business, financial condition, prospects and ability to repay our debts or require MTC to modify significantly its current business practices.


Shares Eligible for Future Sale; Potential for Dilution

         Any of the occurrences listed below could (1) cause a material decline in the market price of our common stock, (2) impair our future ability to raise capital through an offering of equity securities, and (3) cause substantial dilution to the holders of Common Stock:

o the future sale of shares of Common Stock by our existing shareholders under Rule 144 of the Securities Act;
o    the exercise of registration rights by the holders of these rights;
o the exercise of options or warrants resulting in an issuance of shares of our Common Stock;
o    the conversion of convertible securities into Common Stock.

         We cannot predict what effect, if any, the sales of such shares or the availability of such shares for future sale will have on the market price of our Common Stock. As of September 30, 1998, we have reserved for issuance 2,960,344 shares of Common Stock for outstanding convertible subordinated debentures, options and warrants. We have also reserved up to 19.9% of our outstanding Common Stock as of May 29, 1998 for issuance under our cable affiliate incentive program.

         In addition, we have issued convertible preferred stock that has a conversion price that fluctuates in relation to the price of our Common Stock. If converted on September 30, 1998, the convertible preferred stock would have converted into approximately 1,930,500 shares of Common Stock, but this number of shares could be much greater if the trading price of our common stock were to decrease. We have not registered these shares of convertible preferred stock, and they may be sold only if registered under the Securities Act or sold under an applicable exemption from registration, such as Rule 144. We have previously registered or we are now registering these shares of Common Stock into which the Preferred Stock may be converted.


Failure to Sell the Telecommunications Division

         We have decided to discontinue our Telecommunications Division, and we are currently seeking a buyer for this division. However, we cannot assure you that these efforts will be successful. If we are unable to sell the Telecommunications Division on terms we believe are satisfactory, we will not obtain the proceeds anticipated from the sale. Accordingly, the capital available to implement our Internet Service Division's strategy will be correspondingly reduced. In the absence of such a sale, management's attention could be substantially diverted to operate or otherwise dispose of the Telecommunications Division. If a sale of the Telecommunications Division is delayed, its value could be diminished. Moreover, the Telecommunications Division could incur losses and operate on a negative cash flow basis in the future. Thus, any delay in finding a buyer or failure to sell this division could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.


Absence of Dividends

         We have not historically paid any cash dividends on our Common Stock and do not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon our earnings and capital requirements, our debt facilities and other factors the Board of Directors deems relevant. We currently intend to retain our earnings, if any, to finance the development and expansion of our Internet Services Division. Our Certificate of Incorporation (1) prohibits the payment of cash dividends on our Common Stock, without the approval of the holders of the convertible preferred stock and (2) upon liquidation of our company, requires us to pay the holders of the convertible preferred stock before we make any payments to the holders of our Common Stock. You should also know that some of our financing agreements restrict our ability to pay dividends on our Common Stock.


Volatility of Stock Price

         The market price for our Common Stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

o    announcements of developments related to our business;
o    fluctuations in our results of operations;
o    sales of substantial amounts of our securities into the marketplace;
o    general conditions in our industries or the worldwide economy;
o    an outbreak of war or hostilities;
o a shortfall in revenues or earnings compared to securities analysts' expectations;
o    changes in analysts' recommendations or projections;
o    announcements of new products or services by us or our competitors; and
o    changes in our relationships with our suppliers or customers.

         The market price of our Common Stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and thus, the current market price may not be indicative of future market prices.


Prospective Anti-Takeover Provisions

         We  are a New  York  corporation.  We  intend  to  solicit  shareholder approval to reincorporate in Delaware. Both the New York Business Corporation Law and the Delaware General Corporation Law contain certain provisions that may discourage, delay or make a change in control of our company more difficult or prevent the removal of incumbent directors. In addition, our proposed Certificate of Incorporation and Bylaws for the Delaware corporation would have certain provisions that have the same effect. These provisions may have a negative impact on the price of our Common Stock and may discourage third-party bidders from making a bid for our company or may reduce any premiums paid to shareholders for their Common Stock.


Year 2000 Issues

         Many existing computer systems and related software applications use only two digits to identify a year in a date field, without considering the impact of the upcoming change in the century. These systems and applications could fail or create erroneous results unless corrected so that they can process data related to the Year 2000. We rely on such computer systems and applications in operating and monitoring all major aspects of our business including our financial systems (such as general ledger, accounts payable and payroll modules), customer services, internal networks and telecommunications equipment, and end products. We also rely, directly and indirectly, on the external systems of various independent businesses (such as our customers, suppliers, creditors, financial organizations) and of domestic and foreign governments for the accurate exchange of data.

         We are currently in the process of evaluating the potential impact of the Year 2000 issue on our business and the expenses we expect to incur in remedying such an impact (including testing and implementation of remedial action). Our management estimates that the costs associated with the Year 2000 issue should not have a material adverse affect on the results of our operations or our financial position in any given year. However, despite our efforts to address the Year 2000 impact on our internal systems, we cannot be sure that we have fully identified such impact or that we can resolve it without disruption of our business and without incurring significant expenses. Even if our internal systems are not materially affected by the Year 2000 issue, any disruption in the operation of the various third-parties with which we interact (such as cable affiliates, vendors and suppliers) could affect our business.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


                            THE SELLING SHAREHOLDERS

         The following table sets forth information regarding the Selling Shareholders, including (1) the name of each Selling Shareholder, (2) the number of Shares beneficially owned by each Selling Shareholder as of October 7, 1998, and (3) the maximum number of Shares that may be offered pursuant to this Prospectus. The information presented is based on data furnished to us by the Selling Shareholders. Percentage ownership is based upon 8,191,550 shares of Common Stock outstanding on October 7, 1998.

         Each Selling Shareholder will determine the number of shares of Common Stock that such Selling Shareholder will sell. We cannot estimate the number of shares of Common Stock that will be held by the Selling Shareholders upon termination of the offering because the Selling Shareholders may choose to sell less than the number of shares being offered.

         Pursuant to Rule 416 of the Securities Act, Selling Shareholders may also offer and sell additional shares of Common Stock issued with respect to the Warrants, the Series C Preferred Stock or the Series D Preferred Stock as a result of stock splits, stock dividends and anti-dilution provisions.

                                      Shares Beneficially Owned     Shares Being
                                         Prior to Offering            Offered
                                         -----------------            -------
                                        Number       Percent
                                        ------       -------
RGC International Investors, LDC..... 2,556,196(1)      24.2%      4,187,500(2)
Shoreline Pacific Equity, Ltd........    23,625(3)          *         47,250(3)
Steve Lamar..........................    10,025(3)          *         5,250(3)
----------------------
*        Less than 1%.

(1) Consists of (i) 201,946 shares of Common Stock, (ii) 423,750 shares of Common Stock issuable upon exercise of the Warrants, (iii) 403,354 shares of Common Stock issuable upon conversion of the Series A Preferred Stock at the conversion price in effect as of the date of this Prospectus, which is $7.6875 per share, (iv) 690,341 shares of Common Stock issuable upon conversion of the Series B Preferred Stock at the conversion price in effect as of the date of this Prospectus, which is $13.20 per share, and (v) 836,805 shares of Common Stock issuable upon conversion of the Series C Preferred Stock at the conversion price in effect as of the date of this Prospectus, which is $9.00 per share, held by such Selling Shareholder. The actual number of shares of Common Stock issuable upon conversion of the Preferred Stock is indeterminable and is subject to adjustment based on various factors, including the floating rate conversion price mechanism contained in the terms of the Preferred Stock. See "--Description of Certain Provisions of the Preferred Stock--Conversion Prices."

         We have reserved up to 1,093,466 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock held by this
         Shareholder. The aggregate maximum number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock held by this Selling Shareholder is 3,800,000. If this Selling Shareholder obtained these share amounts upon conversion of the Preferred Stock that it owns, then its total ownership position would equal 5,519,162 shares of Common Stock, or 40.9% of the outstanding shares of Common Stock of the Company.

         This Selling Shareholder is contractually bound not to convert its Preferred Stock into more than 19.99% of the outstanding Common Stock without shareholder approval. In addition, this Selling Shareholder is contractually bound not to own more than 4.99% of the outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. However, if this Selling Shareholder no longer holds Series C Preferred Stock, Series D Preferred Stock, or warrants issued in connection with the Series C and Series D financings, this Selling Shareholder may waive this prohibition by providing to us a notice of election to convert at least 61 days prior to such conversion. Accordingly, the number of shares of Common Stock set forth in this table for this Selling Shareholder exceeds the number of shares of Common stock that this Selling Shareholder beneficially owns as of the date of this Prospectus. In that regard, the table does not present the beneficial ownership of this Selling Shareholder in accordance with Rule 13d-3 under the Exchange Act.

(2) Consists of (i) 187,500 shares of Common Stock issuable upon exercise of warrants, and (ii) 4,000,000 shares of Common Stock, which represents the maximum number of shares potentially issuable upon conversion of Series C Preferred Stock and Series D Preferred Stock held by such Selling Shareholder. The actual number of shares of Common Stock that we will issue upon conversion of the Series C Preferred Stock and Series D Preferred Stock is indeterminable as of the date of this Prospectus, is subject to adjustment, and could be materially less than the 4,000,000 set forth above, depending on various factors, including the floating rate conversion price mechanism contained in the Series C Preferred Stock and Series D Preferred Stock. See "--Description of Certain Provisions of the Preferred Stock--Conversion Prices." In addition, our obligation to issue the Series D Preferred Stock is contingent upon a number of conditions being satisfied, including shareholder approval, all of which are outside the control of the Selling Shareholder and us. We cannot assure you that the contingencies relating to the issuance of the Series D Preferred Stock will be satisfied.

(3) Consists of shares of Common Stock issuable upon the exercise of stock purchase warrants.

Description of Certain Provisions of the Preferred Stock

         Our Certificate of Incorporation defines the rights and privileges of the Preferred Stock. The stated value of each series of Preferred Stock is $1,000 per share. The actual number of shares of Common Stock issuable upon conversion of each series of Preferred Stock will be determined by the following formula:

                 [(The aggregate stated value of the shares of Preferred Stock thus being converted at $1,000 per share)

                                             plus

                 (5% per annum accruing cumulatively from the date of issuance through the date of conversion (unless the Company chooses to pay such premium in cash or additional shares of the Preferred Stock being ))]

                                       divided by

                 (The applicable conversion price of the series of the Preferred Stock being converted).


     Conversion Prices

         The conversion price of the Series A Preferred Stock is equal to the lower of $8.28 per share and the consecutive two day average closing price of the Common Stock during the 20 day trading period immediately prior to such conversion. The conversion price is subject to adjustment as set forth in the Certificate of Incorporation.

         Prior to February 28, 1999, the conversion price of the Series B Preferred Stock is equal to $13.20 per share. Thereafter, the conversion price of the Series B Preferred Stock is equal to the lower of $13.20 per share and the lowest five day average closing price of the Common Stock during the 20 day trading period immediately prior to such conversion. The conversion price is subject to adjustment as set forth in the Certificate of Incorporation.

         Prior to May 31, 1999, the conversion price of the Series C Preferred Stock is equal to $9.00 per share. Thereafter, the conversion price of the Series C Preferred Stock is equal to the lower of $9.00 per share and the lowest five day average closing price of the Common Stock during the 30 day trading period immediately prior to such conversion. The conversion price is subject to adjustment as set forth in the Certificate of Incorporation.

         The conversion price of the Series D Preferred Stock (the "Series D Conversion Price") will initially be a price equal to 120% of the average closing bid price of the Common Stock on the five days prior to the date the Series D Preferred Stock is issued (the "Initial Series D Conversion Price"). On the ninth month anniversary of the issuance of the Series D Preferred Stock, the Series D Conversion Price will be the lower of the Initial Series D Conversion Price and a five day average market price within a 30 day trading period prior to conversion, subject to adjustment upon certain conditions. Assuming the Series D Preferred Stock was issued on October 7, 1998, the Conversion Price as of the date of this Prospectus would be $10.89 and the 7,500 shares of Series D Preferred Stock designated in the Certificate of Incorporation would convert into 688,705 shares of Common Stock.


     Redemption

         We may redeem or automatically convert the Series A Preferred Stock at 118% of stated value per share. The Company is subject to penalties under a variety of circumstances, including failure to list the underlying Common Stock on the American Stock Exchange or NASDAQ and failure to register the resale of the underlying Common Stock under the Securities Act. At the Company's option, the Series A Preferred Stock may be redeemed after December 31, 1998 at the greater of the value of the Common Stock into which the Series A Preferred Stock would convert or 130% of its stated value. The Series A Preferred Stock is entitled to dividends, at the rate of 5% per annum, payable in cash or, at the Company's election, in additional shares of Series A Preferred Stock. Any Series A Preferred Stock outstanding on December 31, 2000 will automatically convert into Common Stock.

         We may redeem or automatically covert the Series B Preferred Stock at the greater of 120% of stated value per share or the value of the Common Stock into which the Series B Preferred Stock would convert. The Company is subject to penalties under a variety of circumstances, including failure to list the underlying Common Stock on the American Stock Exchange or NASDAQ and failure to register the resale of the underlying Common Stock under the Securities Act. At the Company's option, the Series B Preferred Stock may be redeemed on or after the earlier of (1) an underwritten public offering or 144A offering in an amount greater than $10,000,000 or (2) November 29, 1999, at the greater of the value of the Common Stock into which the Series B Preferred Stock would convert or 120% of its stated value. The Series B Preferred Stock is entitled to dividends, at the rate of 5% per annum, payable in cash or, at the Company's election, in additional shares of Series B Preferred Stock. The holders of the Series B Preferred Stock cannot convert into more than an aggregate 2,000,000 shares of Common Stock.

         We may redeem or automatically convert the Series C Preferred Stock at the greater of 120% of stated value per share or the value of the Common Stock into which the Series C Preferred Stock would convert. The Company is subject to penalties under a variety of circumstances, including failure to list the underlying Common Stock on the American Stock Exchange or NASDAQ and failure to register the resale of the underlying Common Stock under the Securities Act. At the Company's option, the Series C Preferred Stock may be redeemed on or after the earlier of (1) an underwritten public offering or 144A offering in an amount greater than $10,000,000 or (2) February 29, 2000, at a price equal to 110% of its stated value if such redemption is made prior to September 1, 1999 and 120% of the stated value thereafter. The Series C Preferred Stock is entitled to dividends, at the rate of 5% per annum, payable in cash or, at the Company's election, in additional shares of Series C Preferred Stock. The holders of the Series C Preferred Stock cannot convert the Series C Preferred Stock into more than 2,000,000 shares of Common Stock. Any Series C Preferred Stock outstanding on August 31, 2001 will automatically convert into Common Stock.

         Please see the Company's Current Report on Form 8-K filed with the SEC on September 14, 1998 for a more complete description of the Preferred Stock.


Relationships with the Company

         On December 31, 1997, we issued to RGC International Investors, LDC ("RGC") 5,000 shares of Series A Preferred Stock and warrants to purchase
150,000 shares of Common Stock ("RGC Series A Warrants") pursuant to a Securities Purchase Agreement. The RGC Series A Warrants are exercisable at $7.95 per share. The Series A Warrants expire on December 31, 2001. The exercise price and the number of shares of Common Stock issuable under the Series A Warrants will change if we issue additional shares of Common Stock at prices less than the then market price. These adjustments do not apply if we issue Common Stock under warrants and convertible securities outstanding as of December 31, 1997 or pursuant to the Company's stock option plans. The sale of the Preferred Stock and the RGC Series A Warrants was arranged by Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group ("SPIF"), which received a fee of $250,000 plus warrants to purchase 20,000 shares of Common Stock, exercisable at $6.625 and expiring on December 31, 2000. The warrants issued to SPIF were allocated to Mr. Lamar, among others.

         On May 29, 1998, we issued to RGC and Shoreline Associates I, LLC ("Shoreline"), an aggregate of 10,000 shares of Series B Preferred Stock and warrants to purchase an aggregate 200,000 shares of Common Stock ("Series B Warrants") pursuant to a Securities Purchase Agreement. The Series B Warrants are exercisable at $13.75 per share. The Series B Warrants expire on May 28, 2002. The exercise price and the number of shares of Common Stock issuable under the Series B Warrants will change if we issue additional shares of Common Stock at prices less than the then market price. These adjustments do not apply if we issue Common Stock under warrants and convertible securities outstanding as of May 29, 1998 or pursuant to the Company's stock option plans. The sale of the Preferred Stock and the Series B Warrants was arranged by SPIF, which received a fee of $500,000 plus warrants to purchase 50,000 shares of Common Stock, exercisable at $11.00 and expiring on May 28, 2002. The warrants issued to SPIF were allocated to Mr. Lamar, among others.

         On August 31, 1998, we issued to RGC, 7,500 shares of Series C Preferred Stock and warrants to purchase 93,750 shares of Common Stock ("RGC Series C Warrants") pursuant to a Securities Purchase Agreement. The RGC Series C Warrants are exercisable at $9.375 per share. The RGC Series C Warrants expire on August 31, 2002. The exercise price and the number of shares of Common Stock issuable under the Series C Warrants will change if we issue additional shares of Common Stock at prices less than the then market price. These adjustments do not apply if we issue Common Stock under warrants and convertible securities outstanding as of August 31, 1998 or pursuant to the Company's stock option plan. The sale of the Series C Preferred Stock and the Series C Warrants was arranged by SPIF, which received a fee of $375,000 plus warrants to purchase 26,250 shares of Common Stock, exercisable at $7.50 and expiring on August 31, 2002. The warrants issued to SPIF were allocated among Mr. Lamar and Shoreline Pacific Equity, Ltd.

         Also on August 31, 1998, the Company agreed to issue to RGC 7,500 shares of the Series D Preferred Stock and warrants to purchase an additional 93,750 shares of Common Stock (the "Series D Warrants") for an aggregate purchase price of $7,500,000 on terms similar to the Series C and subject to shareholder approval and other closing conditions. The sale of the Series D Preferred Stock and the Series D Warrants was arranged by SPIF. SPIF will receive a fee of $375,000, and warrants to purchase 26,250 shares of Common Stock previously issued will vest, upon issuance of the Series D Preferred Stock and Series D Warrants.


                              PLAN OF DISTRIBUTION

         We will not receive any proceeds from the sale of the Shares offered hereby. The Selling Shareholders have advised us:

         1. that the Shares may be sold by them or their respective pledgees, donees, transferees or successors in interest, in one or more of the following transactions (which may involve one or more block transactions):

         o    on the American Stock Exchange;
         o    in sales  occurring  in the public  market of such  exchange;
         o    in  privately negotiated  transactions;
         o    through  the  writing of options on shares or short sales; or
         o    in a combination of such transactions.

         2. that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices or such other price as the Selling Shareholders determine from time to time;

         3. that some or all of the Shares may be sold directly to market makers acting as principals or through brokers acting on behalf of the Selling Shareholders or as agents for themselves or their customers or to dealers for resale by such dealers; and

         4. that in connection with such sales such brokers and dealers may receive compensation in the form of discounts and commissions from the Selling Shareholders and may receive commissions from the purchasers of Shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

         The Selling Shareholders have sole discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus to any person who purchases any of the Shares from or through such broker or dealer. We have been advised that, as of the date hereof, none of the Selling Shareholders have made any arrangements with any broker for the sale of their Shares. We cannot assure you that all or any of the Shares being offered hereby will be issued to, or sold by the Selling Shareholders. Any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed underwriting discounts and commissions. In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         To comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless (1) the Shares have been registered or qualified for sale in such state or an exemption from registration exists or (2) qualification is available and is complied with. Under the applicable rules and regulations of Regulation M, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the Common Stock of the Company for a period of five business days prior to the commencement of such distribution and until its completion. Also, each Selling Shareholder will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations of both acts, including Regulation M. Regulation M's provisions may limit the timing of purchases and sales of shares of the Common Stock by the Selling Shareholders.

         We will pay all expenses of the offering of the Shares, except that the Selling Shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Shareholders.

         Pursuant to the terms of registration rights agreements with certain Selling Shareholders, we have agreed to indemnify and hold harmless such Selling Shareholders from certain liabilities under the Securities Act.


                                     EXPERT

         Consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended September 30, 1997 have been audited by PricewaterhouseCoopers L.L.P., independent certified public accountants, as set forth in their reports. Such financial statements are incorporated herein by reference in reliance upon the reports given to us by PricewaterhouseCoopers L.L.P. experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  following  are  the  expenses   (estimated   except  for  the  SEC
registration fee) for the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

SEC registration fee...............................................$   8,693
Fees and expenses of counsel..........................................20,000
Fees and expenses of accountants......................................10,000
Listing fees..........................................................17,500
Transfer agent fees....................................................5,000
Miscellaneous.........................................................17,500
                                                                    --------
             Total...................................................$78,693


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The New York Business Corporation Law and the By-laws of the Registrant provide for indemnification of directors and officers for expenses (including reasonable amounts paid in settlement) incurred in defending actions brought against them.

         The Company's Certificate of Incorporation provides that no contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of the Company is or are interested in or is a director or officer, or are directors or officers, of such other corporation, and any director or directors, individually or jointly, may be a party or parties to or may be interested in any contractor transaction of the Company, or in which the Company is interested, and no contract, act or transaction of the Company with any person or persons, firms or corporations shall be affected or invalidated by the fact that any director or directors of the Company is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firms or corporations, and each and every person who may become a director of the Company is hereby relieved from any liability that might otherwise exist from contracting with the Company for the benefit of himself or any firm or corporation in which he may be in anyway interested.

         The Company's Bylaws provide that the Company may indemnify any person made, or threatened to be made, a party to a civil or criminal action or proceeding (other than one by or in the right of the Company to procure a judgment in its favor), by reason of the fact that he was a director or officer of the Company, or serves another entity in any capacity at the request of the Company, against judgments, fines, settlement amounts and reasonable expenses, including actual and necessary attorneys' fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other entity, not opposed to, the best interest of the Company, and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful ("Good Faith"). The termination of any such action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act in Good Faith.

         Under the Company's Bylaws, a person who has been successful, on the merits or otherwise, in the defense of an action or proceeding described above shall be entitled to indemnification. Except as provided in immediately preceding sentence, any indemnification under the above paragraph or otherwise permitted by Section 721 of the New York Business Corporation Law, unless ordered by a court of competent jurisdiction, shall be made by the Company, only if authorized in the specific case: (i) by the Board of Directors acting by a quorum consisting of disinterested directors, or (ii) if a quorum is not obtainable or a quorum of disinterested directors so directs, by the Board, upon the opinion of independent legal counsel that indemnification is proper in the circumstances, or by the shareholders.

         Under the Company's Bylaws, the Company may indemnify any person made, threatened or threatened to be made, a party to an action by or in the right of the Company to procure a judgment in its favor by reason of this fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of any other entity against amounts paid in settlement and reasonable expenses, including actual and necessary attorneys, fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other entity, not opposed to, the best interest of the Company, except, that no indemnification under this paragraph shall be made in respect of (i) a threatened action, or a pending action if settled or otherwise disposed of, or
(ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Under the Company's Bylaws, the Company shall have the power to purchase and maintain insurance to satisfy its indemnification obligations hereunder, or to indemnify directors and officers in instances in which they may not otherwise be indemnified by the Company under certain circumstances. No insurance may provide for any payment, other than the cost of defense, to or on behalf of any director or officer: (i) if it is established that his acts were committed in bad faith or with deliberate dishonesty, were material to the cause of the adjudicated action, or that he personally and illegally gained a financial profit or other advantage, or (ii) in relation to any risk, the insurance of which is prohibited under New York state insurance law.

         Under the Company's Bylaws, the indemnification and advancement of expenses shall not be deemed the exclusive right of any other rights to which a director or officer may be entitled, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally and illegally gained a financial profit or other advantage. No indemnification, advancement or allowance shall be made in any circumstances if (i) the indemnification would be inconsistent with a provision of the Company's Certificate of Incorporation, By- laws, Board or shareholders resolutions, an agreement or other proper corporate action, that is in effect at the time of the accrual of the alleged cause of action, which prohibits or limits indemnification, or (ii) the court states that indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in a court-approved settlement. If any amounts are paid by indemnification, otherwise than by court order or action by the shareholders, the Company shall mail to its voting shareholders, a statement describing the terms of the indemnification and any corporate action taken with respect to the indemnification.

         The Registrant maintains directors and officers liability insurance covering all directors and officers of the Registrant against claims arising out of the performance of their duties.

ITEM 16.  EXHIBITS.

Exhibit
Number     Description of Exhibit

4.1+       Amended and Restated Certificate of Incorporation.
4.2 By-Laws, as amended (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended September 30, 1993).
5.1+       Opinion of Brobeck, Phleger & Harrison L.L.P.
23.1+      Consent of Brobeck, Phleger & Harrison L.L.P.  (included  as part  of
           Exhibit 5).
23.2+      Consent of PricewaterhouseCoopers, L.L.P.
24.1+ Powers of Attorney (included on signature page of the Registration Statement).
99.1+      Form  of  Common  Stock  Purchase  Warrant   Certificate  issued   to
           purchasers of the Series C Preferred Stock dated August 31,
           1998.
99.2+      Form  of  Common  Stock  Purchase  Warrant   Certificate  issued   to
           Assignees of Shoreline Pacific Institutional Finance dated August 31, 1998 (Series C).
99.3+      Form  of  Common   Stock  Purchase  Warrant   Certificate  issued  to
           Assignees of Shoreline Pacific Institutional Finance dated August 31, 1998 (Series D).

99.4+ Securities Purchase Agreement by and among the Company and the Buyers (as defined therein), dated as of August 31, 1998.
99.5+ Registration Rights Agreement by and among the Company and the Initial investors (as defined therein) dated as of August 31, 1998.
99.6+ Escrow Agreement by and among the Company, the Buyers (as defined therein), SPIF and the Escrow Holder (as defined therein), dated as of August 31, 1998.

---------------
+     Previously filed.

ITEM 17. UNDERTAKINGS.

         1.  (a)......The  undersigned  Registrant  hereby  undertakes  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the
                  "Securities Act");

                           (ii) To  reflect,  in the  prospectus  any  facts  or
                  events arising after the date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in any information in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (b) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) The undersigned Registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

                  (d) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that- is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mountain View, California on November 2, 1998

                                     SOFTNET SYSTEMS, INC.


                                     By:      /s/ Mark A. Phillips
                                              --------------------
                                              Mark A. Phillips,
                                              Attorney-in-Fact


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint, jointly and severally, Dr. Lawrence B. Brilliant and Mark A. Phillips, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 8, 1998.

Signature                                 Title



_____________________________________     Chairman of the Board
Ronald I. Simon



                                          Vice Chairman of the Board,
_____________________________________
Dr. Lawrence B. Brilliant                 President and Chief Executive Officer



_____________________________________     Chief Operating Officer and
Garrett J. Girvan                          Chief Financial Officer




_____________________________________     Treasurer and
Mark A. Phillips                          Chief Accounting Officer



_____________________________________     Director
Ian B. Aaron

_____________________________________     Director
John G. Hamm



_____________________________________     Director
Edward A. Bennett



_____________________________________     Director
Sean P. Doherty



_____________________________________     Director
Robert C. Harris, Jr.